Exhibit 10.52

STOCK APPRECIATION RIGHT AWARD
GRANT AGREEMENT

To:

Effective (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of Babcock & Wilcox Enterprises, Inc. (“BW”) awarded you a grant of performance units (“Performance Units”) under the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”). By accepting your grant online through the Schwab Equity Award Center, you agree that these incentives are granted under and governed by the terms and conditions of the Plan and this Stock Appreciation Right Award Grant Agreement, which is included in the online acceptance process.  A copy of the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account.  The Plan is incorporated by reference and made a part of the terms and conditions of your award.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BW” as used in this Agreement with reference to employment shall include subsidiaries of BW (including unconsolidated joint ventures). Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Terms of Stock Appreciation Right Award

Grant of SARs. You have been awarded the number of SARs listed in the table below. Each SAR represents a right to receive a cash payment, calculated as described below, provided that the applicable vesting criteria are satisfied and the Stock Price Goal is attained. The number of Stock Appreciation Rights (SARs) granted, the Base Price and the Share Price Goal are as follows:

SARs Granted	Base Price per SAR	Share Price Goal

Vesting. One hundred percent (100%) of your SARs will vest upon your completion of years of Service. For purposes of this award, “Service” shall mean your performance of services for BW in any capacity, including, but not limited to, as an employee, consultant, or director.

Exercise Procedures. Provided that the SARs have previously vested and have not expired, you may exercise all or a portion of your SARs during an Exercise Window. An Exercise Window will be the ten (10) calendar days following the end of any calendar quarter during which the Average Share Price is greater than or equal to the Share Price Goal listed above. For purposes of this award, “Average Share Price” means the volume weighted average price of a Share, as reported on the consolidated transaction reporting system for the principal national securities exchange on which the Shares are then traded, for the period beginning on the first day of the calendar quarter and ending on the last day of the calendar quarter.

Payment. Upon exercise, you will be entitled to receive a cash payment equal to the SAR Value (as defined below), which will be paid to you in cash within ten (10) business days following BW’s receipt of your notice of exercise. The SAR Value shall be calculated as follows:

SAR Value ($) = (Exercise Price - Base Price) * (number of SARs exercised).

The “Exercise Price” shall equal the volume weighted average price of a Share, as reported on the consolidated transaction reporting system for the principal national securities exchange on which the Shares are then traded, for the thirty (30) day period ending on the last day of the calendar quarter.

Once an SAR is exercised, it cannot again be exercised.

An example of the SAR Value calculation can be found in Exhibit A attached hereto.

Change in Control. Notwithstanding anything to the contrary in this Agreement or the Plan, immediately prior to a Change in Control, 100% of your SARs shall be deemed vested and shall be considered immediately exercisable as of the date of the Change in Control upon written notice by you to BW, provided that the Change in Control Price is greater than or equal to the Share Price Goal. For purposes of this award, the “Change in Control Price” shall mean the per Share price paid or deemed paid in the Change in Control transaction, as determined by the Committee. For purposes of calculating the SAR Value, if you exercise your SARs at the Change in Control, the “Exercise Price” in the above formula shall be deemed to equal the Change in Control Price.

Expiration. Unless earlier terminated according to the terms of this Agreement, the SARs will expire upon the anniversary of the Grant Date (the “Expiration Date”), and may not be exercised after such date.

Termination of Service.

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If your Service terminates due to death or Disability, then you may exercise your SARs, to the extent vested, until the second anniversary of your date of termination, and any SARs that you do not exercise by such date shall be forfeited and cancelled.

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If your Service terminates by BW without Cause or by you for Good Reason, then 100% of your SARs shall be deemed vested as of the date of your termination, and shall remain exercisable until the second anniversary of your date of termination and any SARs that you do not exercise by such date shall be forfeited and cancelled. For purposes of this Agreement, “Cause” shall have the same definition as in your most recent employment agreement with BW, regardless of whether in effect at the time of your termination, and “Good Reason” shall have the same definition, if any, as in your employment agreement with BW that is effective at the time of your termination, if any.

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If your Service terminates in any other circumstance, then your SARs shall be forfeited and cancelled immediately upon such termination. In addition, if BW determines after your termination for any reason other than Cause that it could have terminated you for Cause had all the relevant facts been known to BW at the time of your termination, then all your SARs, whether or not then vested, shall immediately be forfeited as of the date of BW’s determination.

Notwithstanding the foregoing, in no event may you exercise your SARs after the Expiration Date.

Taxes

You will realize income in connection with this SAR Award in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this SAR Award as it relates to your specific circumstances.

By acceptance of this letter, you agree that any amount which BW is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant or as otherwise required under applicable law will be satisfied by withholding an amount otherwise issuable hereunder equal to the amount of taxes required to be withheld.

Transferability

The SARs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction may be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise BW immediately if you intend to reject this grant. Absent such notice of rejection, BW will prepare and file the required Form 4 on your behalf within the required deadline.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required at that time. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Clawback Provisions

Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the BW’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which BW shares may be traded) (the “Compensation Recovery Policy”), and that the terms of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

Limits on Payments

Notwithstanding any other provision of this Agreement, if any portion of a payment made under the terms of this Agreement or under any other agreement between you and BW or plan of BW or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this paragraph, result in you being subject to an excise tax under Code Section 4999 or any successor provision (an “Excise Tax”), then the Total Payments to be made to you shall either be (A) delivered in full, or (B) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in your receipt of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

Other Information

Neither the action of BW in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of BW.

Exhibit A
Example Calculation of SAR Value